Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

TXU Reports Third Quarter Results and Maintains Outlook Range

DALLAS – November 9, 2006 – TXU Corp. (NYSE: TXU) today reported consolidated results for the third quarter ended September 30, 2006.

•	In 2006, TXU expects to invest $2.6 billion in capital expenditures, roughly 100 percent of expected net income, in order to improve reliability and customer service and meet the urgent and growing electricity needs of Texas. For 2006 through 2010, TXU plans to invest more than $17 billion in capital expenditures, more than 135 percent of expected net income, in order to serve the long-term objectives of providing customers with cleaner, more reliable, lower-cost power and through a more reliable and less congested transmission and distribution system while achieving appropriate returns for investors.

•	TXU reported net income available to common shareholders of $1,004 million, $2.15 per share, in the third quarter 2006 compared to third quarter 2005 net income available to common shareholders of $565 million, $1.16 per share.[1]

•	Operational earnings,[2] which exclude special items and discontinued operations,[3] were $977 million, $2.10 per share, in the third quarter 2006 compared to $574 million, $1.17 per share, in the third quarter 2005. Third quarter 2006 results include $120 million (after tax), $0.26 per share, of net unrealized hedge ineffectiveness and mark-to-market gains[4] associated with the company’s long-term hedging program.

•	For the nine months ended (year-to-date) September 30, 2006, TXU reported net income available to common shareholders of $2,077 million, $4.43 per share, compared to year-to-date 2005 reported net income available to common shareholders of $1,356 million, $1.76 per share.

•	Year-to-date 2006 operational earnings were $2,232 million, $4.76 per share, compared to $1,200 million, $2.47 per share, for year-to-date 2005. Year-to-date 2006 results include $195 million (after tax), $0.42 per share, of net unrealized hedge ineffectiveness and mark-to-market gains[5] associated with the company’s long-term hedging program.

•	Launched TXU Energy’s “Pick Your Plan” initiative to enable customers to save up to 10 to 15 percent and announced plans to expand TXU Energy’s Demand-Side Management Program, which provides opportunities for further savings through lower consumption or changes in consumption by time of day.

•	TXU’s outlook for operational earnings for 2006 remains in a range of $5.50 to $5.75 per share of common stock. The outlook excludes the impact of net unrealized hedge ineffectiveness and mark-to-market gains or losses associated with the company’s long-term hedging program.

[1]	Per share earnings amounts reflect diluted earnings per share. See details of calculations in Tables 3a and 3b on page 6. Share counts and per share amounts for the reported periods reflect the 2-for-1 stock split, effected in the form of a 100 percent stock dividend, which occurred on December 8, 2005.
[2]	Operational earnings is a non-GAAP measure that adjusts net income for special items and income or losses that are not related to continuing operations. Beginning in the 4th quarter of 2006, TXU will also adjust operational earnings for all periods to exclude all effects of recording unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program. See Attachment 1: Financial Definitions for a detailed definition of operational earnings and other GAAP and non-GAAP financial measures used in this release.
[3]	See Appendix Table L for details of discontinued operations.
[4]	Includes $117 million in net unrealized cash flow hedge ineffectiveness and mark-to-market gains on unsettled positions and $3 million in net gains from reversals of previous net unrealized losses on positions settled in the current period.
[5]	Includes $198 million in net unrealized cash flow hedge ineffectiveness and mark-to-market gains on unsettled positions and $3 million in net losses from reversals of previous net unrealized gains on positions settled in the current period.

•	Operational highlights for the quarter are provided beginning on page 4.

Reported Earnings

TXU’s third quarter 2006 reported earnings were $1,004 million, $2.15 per share, as compared to net income available to common shareholders of $565 million, $1.16 per share, in the third quarter 2005. Third quarter 2006 reported earnings included income from discontinued operations of $20 million, $0.04 per share primarily related to anticipated insurance recoveries from the settlement of claims associated with the company’s discontinued European operations. Third quarter 2005 reported earnings included a $6 million loss from discontinued operations.

Income from continuing operations was $984 million, $2.11 per share, for third quarter 2006 compared to income from continuing operations of $571 million, $1.17 per share for the comparable prior-year period. Third quarter 2006 income from continuing operations included income of $7 million, $0.01 per share, that is treated as special items and 2005 income from continuing operations included net expenses of $3 million, less than $0.01 per share, that are treated as special items. See Table 4a on page 6 and Appendix Table A1 on page 16 for details of special items.

TXU’s year-to-date 2006 reported earnings were $2,077 million, $4.43 per share, as compared to net income available to common shareholders of $1,356 million, $1.76 per share, for year-to-date 2005. Reported earnings included income from discontinued operations of $81 million, $0.17 per share, for year-to-date 2006, related primarily to a reversal of a TXU Gas income tax reserve due to favorable resolution of an IRS audit matter and the insurance recoveries referenced above. Year-to-date 2005 reported earnings included income from discontinuing operations of $6 million, $0.01 per share.

Income from continuing operations was $1,996 million, $4.26 per share, for year-to-date 2006 compared to $1,350 million, $1.75 per share, after preference stock dividends, for the comparable prior-year period. Year-to-date 2006 income from continuing operations included net expenses of $236 million, $0.50 per share that are treated as special items. Year-to-date 2005 income from continuing operations included income totaling $150 million, $0.31 per share that is treated as special items. See Table 4b on page 7 and Appendix Table A2 on page 16 for details of special items.

Operational Earnings

Third quarter operational earnings increased to $2.10 per share in 2006 from $1.17 per share in 2005. The change was primarily due to improvements in contribution margin, fewer average common shares outstanding ($0.10 per share), and decreased operating costs, somewhat offset by increased other deductions and smaller increases in other expenses. The improvement in contribution margin included $120 million (after tax), $0.26 per share, of net unrealized hedge ineffectiveness and mark-to-market gains associated with the company’s long-term hedging program. Results also reflected the impact of warmer weather, which was more than offset by lower average customer usage as customers implemented efficiency measures in response to prices and warmer weather (netting to an estimated increase of $0.02 per share over the prior-year period and an estimated decrease of $0.01 per share compared to normal). Average common shares declined primarily due to the repurchase of approximately 30.6 million shares of common stock between November 2005 and September 2006, pursuant to the November 2005 TXU board of directors’ authorization to repurchase 34 million shares, leaving approximately 3.4 million shares authorized for repurchase. TXU issued approximately 1.4 million and 5.7 million shares in November 2005 and May 2006, respectively, related to the settlement of equity-linked securities and 1.4 million shares in May 2006 under the long-term incentive compensation plan. On November 6, TXU announced that the board of directors authorized the repurchase of an additional 20 million shares and extended the authorization for any remaining shares under the 2006 program through the end of 2007. TXU will apply its capital allocation philosophy in determining the timing and amount of these repurchases over the next 14 months.

Year-to-date operational earnings increased to $4.76 per share in 2006 from $2.47 per share in 2005. The primary drivers of the earnings per share improvement were improvements in contribution margins, fewer average common shares outstanding ($0.17 per share), and decreased operating costs, partially offset by increases in depreciation and amortization, selling, general and administrative (SG&A) expenses and net interest expense. The contribution margin improvement includes $195 million (after tax), $0.42 per share, of net unrealized hedge ineffectiveness and mark-to-market gains associated with the company’s long-term hedging program. Results also reflect the impact of warmer weather, which was more than offset by lower average customer usage due to customer efficiency measures (a net decrease of an estimated $0.03 per share compared to the prior-year period and a net decrease of $0.05 per share compared to normal).

Operational earnings, including significant drivers by segment, are discussed in more detail beginning on page 7 under Consolidated Operational Earnings Summary.

“Our results for the quarter were solid overall, though mixed in some areas relative to expectations, particularly in our competitive businesses.” said C. John Wilder, TXU chairman and CEO. “Operationally, I am very pleased with the continued benefits of the TXU Operating System as evidenced by another quarter of record lignite and nuclear power generation. Those productivity improvements position us well in the base business and in preparation for operating the new generation we’re building that Texas so desperately needs. Besides improving the reliability to meet Texas’ growing energy demands, we’re also empowering the economy. Over the past five years, TXU invested approximately $4.5 billion in Texas, equal to more than 110 percent of our operational earnings. Between 2006 and 2010 we plan to spend in excess of $17 billion more to help secure Texas’ energy future. Our long-term hedging program is also performing well. As of November 3, it had protected approximately $950 million in value since its inception late last year. On the other hand, TXU Energy delivered lower-than-planned results largely because consumers implemented efficiency measures in response to prices and warmer weather. We are also beginning to see increased competitive offers and pricing options. Both factors are signs of a well-functioning, competitive market. To help us gain the lead when the market opens to full competition in January, TXU Energy has introduced a wide array of innovative new pricing options that give North Texas customers real choice about how they buy electricity. They can opt for plans that save over 10 percent and provide long-term price certainty, or they can do nothing and enjoy unmatched three-year price security. In any case, they will receive a $100 appreciation bonus that will result in approximately $165 million of savings to customers. We are providing customers with superior service and a range of choices at very competitive pricing and maintaining the long-term value of the business with indicative net retail margins in a five to 10 percent range. That’s low compared to many other retailers and commodity businesses given the volatility of electric power, but sustainable. Despite the mixed performance in some areas, we are on track to deliver 2006 earnings in our outlook range and position the business to meet the urgent and growing needs for power in Texas.”

Table 1 below summarizes TXU’s actual planned capital expenditures for the decade and the estimated benefits they will provide the Texas economy.

Table 1: Estimated economic impact from TXU capital expenditures6

01-10E; $ billions unless stated otherwise

Statistic	01-05	06E-10E
Capital expenditures to earnings (%)	112	>135
Capital expenditures for Texas investments	4.5	>17
Texas Gross State Product increase	7.4	25.8
Texas employment created – power development program (jobs)	—	64,000

Earnings Teleconference Today

TXU will host a teleconference with financial analysts to discuss its third quarter 2006 results at 10:00 a.m. Central (11:00 a.m. Eastern) today. The telephone number is 800-309-0343 in the United States and Canada and 706-634-7057 internationally, with confirmation code 6037396. The teleconference will be web cast live on TXU Corp.’s web site at www.txucorp.com.

[6]	For years 01-05 and 06E-10E capital expenditures to earnings is calculated using operational earnings for TXU Corp. For 1990-2000 capital expenditures to earnings for TXU Electric Company, the predecessor to the company’s current operations, were approximately 90 percent. Jobs created represent sum of 50,000 jobs during construction and 14,000 permanent jobs related to the 11 units planned as part of TXU’s power development program.

Table 2 below provides a recap of operational highlights and significant transactions completed since the beginning of the third quarter of 2006.

Table 2: Operational highlights

Highlight

Operational Excellence:

•	Received draft permits for all eight proprietary standardized “reference plants” in Texas in October and received the final results of an independent air-modeling analysis finding that TXU’s environmental commitments as part of its plan to construct 11 new coal-fired power generation units will improve air quality in Texas. The Texas Environmental Research Consortium study, requested by state and local officials, confirmed that TXU’s proposed 100 percent offset of key emissions from its new units, plus an additional 20 percent reduction from its existing levels, will result in environmental benefits and will even mitigate most of the impact of emissions from plants proposed by other developers.

•	Announced a plan to file applications with the U.S. Nuclear Regulatory Commission for combined construction and operating licenses for two to six gigawatts (GW) of new nuclear-fueled power generation capacity at one to three sites. TXU expects to submit the applications in 2008.

•	Achieved key milestones in the execution of the power generation development program, including:

-	Completed procurement of the Air Quality Control Systems, structural steel and critical piping systems for the reference plants, thus completing their major equipment purchases.

-	Completed a definitive agreement giving TXU businesses the right to acquire up to 7,650 rail cars to meet the fuel transportation capacity requirement for the reference plants.

-	Signed letters of intent for the sale of 600 MW of equity ownership in the Oak Grove facilities and 50 percent of the equity of another facility in development in Texas.

-	Initiated development and named a director of the TXU Academy, which is designed to develop world-class skills and behaviors to drive technical, leadership and operational excellence.

-	Engineered the reference plant design to meet carbon capture and storage ready criteria and made solid progress in the collaborative work with the engineering, procurement and construction contractors to identify additional efficiencies.

-	Secured or identified sites for two to four GW of power generation facilities in the PJM region. Related air permit applications are expected to be filed before the end of the year.

-	Continued negotiations in other regions to develop five to 10 GW of additional capacity, including 2.5 GW of capacity for which letters of intent have been signed or are in the customer approval process.

•	Set record power production levels for both the coal-fired generation fleet and the nuclear generation plant for the quarter and year-to-date periods.

•	Refueled Comanche Peak Unit 2 in a record 18 days. This was the unit’s ninth refueling outage after a continuous run of 527 days with a forced outage rate of only 0.01 percent or 1.5 hours of lost generation.

•	Continued work toward achieving top-decile delivery reliability and higher customer satisfaction:

-	Cleared vegetation from 860 miles of distribution lines in the third quarter for a total of 4,600 miles of distribution lines cleared year-to-date September 2006. TXU Electric Delivery is on target to clear a total of 5,500 distribution line-miles by year-end, a 40 percent increase over 2005. This program is key to improving system reliability and reducing outage time, especially during severe weather.

-	Inspected, treated or replaced over 37,000 distribution poles in the third quarter, 64 percent above plan. A total of 120,000 poles were targeted for 2006 which is an 84 percent increase over 2004, and 118,000 poles were already inspected, treated or replaced through September.

-	Installed 53,000 automated meters in the third quarter for a total of 143,000 meters installed year to date, remaining on track to have 370,000 total automated meters installed by year-end. Benefits include improved safety, on-demand meter reading, enhanced outage identification and restoration, and system monitoring of voltages.

-	Refurbished or replaced 108 miles of underground cable year to date. On target to complete 122 miles of rehabilitated or replaced underground cable by year-end, a 72 percent increase over 2004.

-	Installed 1,490 automated capacitors year to date, on track to complete 2,000 installations by year-end. Automated capacitor controls allow for remote monitoring and control of system capacitor banks.

Market Leadership:

•	Launched TXU Energy’s “Pick Your Plan” initiative to enable customers to save up to 10 to 15 percent and announced plans to expand TXU Energy’s Demand-Side Management Program, which provides opportunities for further savings through lower consumption or changes in consumption by time of day. With the transition to full competition in the Texas marketplace approaching on January 1, 2007, these programs are part of a comprehensive, four-part strategy to give customers greater savings, peace of mind, flexibility and price certainty through elements that:

-	Provide a special, one-time customer appreciation bonus of $100 for residential customers who live in areas where TXU Energy offers its Price-to-Beat (PTB) rate.

-	Provide unprecedented price protection from any future price increases due to volatile commodity prices for at least three years for customers who choose to remain on TXU Energy’s basic month-to-month plan.

-	Offer new pricing plans that provide price protection and a wider variety of options to significantly reduce bills for customers who exercise their right to choose one of the many non-PTB options TXU Energy offers. Pick Your Plan allows customers to save more than 10 percent off of the current PTB rate and earn a limited time incentive of $25 for selecting an alternative plan. These savings are in addition to the $100 customer appreciation bonus.

-	Extend through September 1, 2007, TXU Energy’s one-of-a-kind 10 percent low-income-customer discount program, as TXU Energy continues to work with elected officials to restore state funding for the state’s discontinued low-income customer program.

•	Continued to lead the way for renewable energy in Texas, helping make the state the largest producer of wind-generated energy in the nation, according to the American Wind Energy Association. TXU Renew and TXU Wholesale are the largest purchasers of wind-generated energy in Texas and the fifth largest in the U.S. TXU Wholesale currently supplies Texas retailers with enough wind energy to power 113,000 Texas homes and meet the annual energy needs of about 260,000 Texans. TXU Renew’s core mission is to double TXU Wholesale’s renewable energy portfolio to 1,400 megawatts by 2011.

•	Continued the detailed engineering required for the environmental retrofit equipment. Substantial progress has been made to identify and design the technology utilized in the retrofit program.

•	Continued efforts of environmental leadership plans to invest up to $2 billion in the development and commercialization of the next generation of even cleaner technology to support future power needs. Several initiatives are currently being evaluated for further research and testing. The development of multiple smaller-scale generation projects is underway.

•	Won the Director’s Award, the highest honor for outstanding, innovative mining reclamation practices, awarded by the U.S. Department of the Interior’s Office of Surface Mining. This is TXU Mining’s ninth national mining award. In 1989, TXU Mining won the first Director’s Award ever presented and was honored with the award again in 1999.

•	Honored as the leading independent power producer by the 2006 Platts Top 250 Global Energy Companies survey, which recognizes the energy industry’s top-performing companies around the world. Measured by financial performance, TXU ranked 44th overall in the top 250 companies and No. 1 in the power producer subcategory.

Risk/Return Mindset:

•	Repurchased approximately 30.6 million shares of common stock from November 2005 through September 2006.

•	Continued working with financial advisors and issued an information memorandum to interested parties to begin the bidding process for the sale or swap of equity interests in TXU Power Development Company (TXU DevCo). The process is expected to be complete during the first half of 2007.

Performance Management:

•	Completed the staffing of the senior construction leadership team for all aspects of construction oversight for the generation development program in Texas and completed the staffing of the senior development leadership team for other U.S. regions.

•	Raised a record $2.3 million in the annual TXU/Capgemini Energy United Way/TXU Energy Aid campaign, an increase of 18 percent over 2005’s award-winning achievement and a testament to employees’ generosity.

Consolidated Results

Tables 3a and 3b below provide the shares and adjustments included in the calculation of diluted earnings per share for reported and operational earnings for third quarter and year-to-date 2006 and the comparable 2005 periods.

Table 3a: Summary calculation of earnings per share7

Q3 06 and Q3 05; $ millions, million shares, $ per share

Factor	Q3 06 Reported	Q3 06 Operational	Q3 05 Reported	Q3 05 Operational
Net income available to common shareholders	1,004	—	565	—
Operational earnings	—	977	—	574
Diluted earnings used in per share calculation	1,004	977	565	574
Average diluted shares outstanding	466	466	489	489
Diluted earnings per share	2.15	2.10	1.16	1.17

Table 3b: Summary calculation of earnings per share8

YTD 06 and YTD 05; $ millions, million shares, $ per share

Factor	YTD 06 Reported	YTD 06 Operational	YTD 05 Reported	YTD 05 Operational
Net income available to common shareholders	2,077	—	1,356	—
Operational earnings	—	2,232	—	1,200
Accelerated share repurchase true-up	—	—	(498)	—
Interest on convertible senior notes	1	1	1	1
Rounding	—	—	(1)	—
Diluted earnings used in per share calculation	2,078	2,233	858	1,201
Average diluted shares outstanding	469	469	487	487
Diluted earnings per share	4.43	4.76	1.76	2.47

Tables 4a and 4b below reconcile operational earnings to net income available for common stock for the third quarter and year-to-date periods ended September 30, 2006 and 2005.

Table 4a: Reconciliation of operational earnings to net income available to common shareholders

Q3 06 vs. Q3 05; $ millions and $ per share after tax

Factor	Q3 06 $ Millions	Q3 06 $ Per Share	Q3 05 $ Millions	Q3 05 $ Per Share
Net income available to common shareholders	1,004	2.15	565	1.16
(Income)/loss from discontinued operations	(20)	(0.04)	6	0.01
Income from continuing operations	984	2.11	571	1.17
Special items	(7)	(0.01)	3	—
Operational earnings	977	2.10	574	1.17

[7]	For third quarter 2006, the dilution calculation for reported and operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 7.3 million shares related to the effect of: 1) convertible senior notes (1.5 million), and 2) share-based compensation (5.8 million). For third quarter 2005, the dilution calculation for reported and operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.2 million (after tax), and the addition to shares outstanding of 11.2 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (6.7 million) and 3) equity-linked securities (3.0 million).
[8]	For year-to-date 2006, the dilution calculation for reported and operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.9 million (after tax), and the addition to shares outstanding of 8.2 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (5.7 million) and 3) equity-linked securities (1.0 million). For year-to-date 2005, the dilution calculation for operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.6 million (after tax), and the addition to shares outstanding of 10.0 million shares related to the effect of: 1) convertible senior notes (1.5 million), 2) share-based compensation (6.2 million) and 3) equity-linked securities (2.3 million).

Table 4b: Reconciliation of operational earnings to net income available to common shareholders

YTD 06 vs. YTD 05; $ millions and $ per share after tax

Factor	YTD 06 $ Millions	YTD 06 $ Per Share	YTD 05 $ Millions	YTD 05 $ Per Share
Net income available to common shareholders	2,077	4.43	1,356	1.76
Income from discontinued operations	(81)	(0.17)	(6)	(0.01)
Preference stock dividends	—	—	10	0.02
Income from continuing operations	1,996	4.26	1,360	1.77
Effect of accelerated share repurchase true-up	—	—	—	1.02
Preference stock dividends	—	—	(10)	(0.02)
Special items	236	0.50	(150)	(0.31)
Rounding	—	—	—	0.01
Operational earnings	2,232	4.76	1,200	2.47

In the third quarter 2006, a special item of $10 million (after tax), $0.02 per share, was recorded for anticipated insurance recoveries related to the 2005 settlement of the consolidated amended class action securities lawsuit and a $3 million (after tax) expense was recorded for transition costs related to the InfrastruX Energy Services joint venture. Year-to-date 2006 special items of $236 million (after tax), $0.50 per share, include a $131 million, $0.27 per share, expense related to the impairment of gas-fired generation plants and related inventory write-offs, a $71 million, $0.15 per share, expense for a “day one” loss related to a series of commodity hedge transactions entered into at below market prices, the net deferred tax effect of the newly enacted Texas margin tax of $42 million, $0.09 per share, and the $3 million of transition costs referenced above, net of the $10 million of anticipated insurance recoveries. See Appendix Tables A1 and A2 on page 16 for special items details.

For the third quarter 2005, special items of $3 million (after tax) related to expenses for Capgemini transition costs. Year-to-date 2005 special items totaled a credit of $150 million (after tax), $0.31 per share, related primarily to the reduction of $138 million of the company’s federal income tax valuation allowance reserve for the write-off of its investment in TXU Europe due to the anticipated use of additional capital losses and insurance recoveries of $23 million ($35 million before tax) related to the lawsuit settlement described above. See Appendix Tables A1 and A2 on page 16 for special items details.

Consolidated Operational Earnings Summary

Table 5 below summarizes major drivers of consolidated operational earnings per share. A more detailed discussion of contributions and drivers by segment is provided in Business Segment Results beginning on page 9.

Table 5: Consolidated –– operational earnings reconciliation

Q3 05 to Q3 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	574	1.17	1,200	2.47
TXU Energy Holdings segment	439	0.90	1,110	2.28
TXU Electric Delivery segment	(13)	(0.03)	(18)	(0.04)
Corporate expenses	(23)	(0.04)	(60)	(0.12)
Effect of reduced shares	—	0.10	—	0.17
06 operational earnings	977	2.10	2,232	4.76

Third quarter 2006 operational earnings were $2.10 per share, up 79 percent from the third quarter 2005. The increase included a $0.90 per share improvement in operational earnings from the competitive TXU Energy Holdings segment and a $0.10 per share improvement attributable to the reduction in average shares outstanding. Reflecting the strong correlation of power prices to natural gas prices in Texas, TXU has entered into forward natural gas sales transactions to hedge its power positions; the majority of these transactions are being accounted for as cash flow hedges, with the remainder marked-to-market pending further progress on the power development program. Changes in the values of these natural gas hedges that exceed changes in forward values of power will result in cash flow hedge ineffectiveness gains or losses. In the third quarter 2006, the value of natural gas hedges in future periods increased by approximately $800 million. The ineffectiveness gains or losses are reported in risk management and trading activities revenues. Because the majority of TXU’s cash flow hedges are in the 2007 to 2011 period, the cause of ineffectiveness related to the natural gas hedging program is principally due to changes in forward market heat rates in that period. The cash flow hedge ineffectiveness and mark-to-market gains and losses during the third quarter 2006 resulted in net gains of $185 million ($120 million, $0.26 per share, after tax) related to this long-term hedging program, further discussed under TXU Energy Holdings Segment results beginning on page 9.

Year-to-date 2006 operational earnings were $4.76 per share. The $2.29 per share increase included a $2.28 per share (after tax) improvement from the competitive TXU Energy Holdings segment and a $0.17 per share improvement attributable to the reduction in average shares outstanding. These effects were partially offset by a $0.12 per share increase in corporate expense primarily due to increased net interest expense, offset somewhat by a reduction in other expenses, and a $0.04 per share decrease in contribution from the TXU Electric Delivery segment.

Cash Flow and Financial Flexibility

The successful execution of its ongoing performance improvement program has helped TXU deliver continued improvement in returns, financial flexibility measures, and cash flow.

Table 6 below provides a summary of consolidated common stock and return measures at September 30, 2006 and 2005.

Table 6: Consolidated –– return statistics

Twelve months ended 9/30/06 and 9/30/05; Mixed measures

Return Statistic	9/30/06	9/30/05	% Change
Basic shares outstanding–end of period (millions)	459	480	(4.4)
Return on average common stock equity – based on net income (%)	193.1	27.9	—
Return on average common stock equity – based on operational earnings (%)	210.0	52.8	—
Return on average invested capital – based on adjusted net income (%)	21.1	7.9	—
Return on average invested capital – based on adjusted operational earnings (%)	22.6	12.2	85.2

TXU continues to make progress in improving its financial flexibility, as reflected in the comparison of its credit metrics for third quarter 2006 to third quarter 2005 shown in Table 7 below. Strong credit metrics are an essential determinant in TXU’s systematic approach to capital allocation. The ratios of EBITDA/interest and debt/EBITDA, two of TXU’s key financial flexibility measures, have improved by 39.1 percent and 41.2 percent, respectively, over the course of the last twelve months. Total debt, excluding $1.1 billion of transition bonds and $101 million of debt-related restricted cash, decreased $738 million compared to September 30, 2005, in part due to cash postings to TXU Energy Holdings related to the company’s long-term gas hedges. Over the past year, the improvement in key credit metrics was accompanied by a significant expansion of the company’s commodity risk hedging program, further strengthening the resiliency of the company’s forward cash flows.

Table 7: Consolidated –– financial flexibility measures

Twelve months ended 9/30/06 and 9/30/05; $ millions and ratios

Financial Flexibility Measure	9/30/06	9/30/05	Change	% Change
EBITDA (excluding special items)	5,569	3,528	2,041	57.9
Cash interest expense	865	762	103	13.5
Debt (excluding transition bonds and debt-related restricted cash )	11,175	11,913	(738)	(6.2)
EBITDA/interest	6.4	4.6	1.8	39.1
Debt/EBITDA	2.0	3.4	(1.4)	(41.2)

As shown in Table 8, year-to-date 2006 cash provided by operating activities exceeded $4.0 billion, an increase of $2.0 billion over the prior year period. The improvement reflected higher operating earnings after taking into account non-cash items identified in the statement of cash flows, a $102 million favorable change in working capital (accounts receivable, accounts payable, and inventories) reflecting higher wholesale gas receivables in 2005 and partially offset by decreased proceeds from the accounts receivable sales program in 2006, increased commodity margin postings from counterparties, and an $84 million payment in 2005, net of insurance recoveries, related to the settlement of the consolidated amended securities class action lawsuit. Year-to-date 2006, TXU has used cash flows to repay over $990 million of borrowings, net of issuances, repurchase a net $832 million of common stock, and purchase the equity interests in a lease trust for certain TXU Power combustion turbines ($69 million).

Table 8: Consolidated –– cash and free cash flow

YTD 06 and YTD 05; $ millions

Cash Flow Factor	YTD 06	YTD 05	Change	% Change
Cash provided by operating activities	4,045	2,055	1,990	96.8
Capital expenditures	(1,409)	(735)	674	91.7
Nuclear fuel	(77)	(57)	20	35.1
Free cash flow (non-GAAP)	2,559	1,263	1,296	102.6

Table 9 below represents available liquidity (cash and available credit facility capacity) as of October 31, 2006 and December 31, 2005. In May 2006, TXU Energy Company LLC obtained a 364-day bank commitment for an additional $1.5 billion credit facility with terms similar to its existing facilities. A subsidiary of TXU Energy Holdings has granted a first-lien security interest in its existing Big Brown power generation assets to secure obligations under some of TXU DevCo’s hedging transactions, thereby reducing cash or letter of credit collateral requirements. TXU targets minimum available liquidity of $1.5 billion.

Table 9: Consolidated –– liquidity

Available amounts as of 10/31/06 and 12/31/05; $ millions

Liquidity Component	Borrower	Maturity	10/31/06	12/31/05
Cash and cash equivalents			10	37
Commercial paper program	TXU Energy Co./TXU Electric Delivery Co.		(1,140)	(358)
$1.4 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 08	938	770
$1.0 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	August 08	850	800
$1.6 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	March 10	1,597	1,405
$500 million credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 10	500	460
$1.5 billion credit facility	TXU Energy Co.	May 07	1,500	—
$500 million credit facility	TXU Energy Co.	December 09	—	—
Total liquidity			4,255	3,114

Business Segment Results

The following is a discussion of operational earnings by business segment. TXU Corp.’s businesses include the TXU Energy Holdings segment, the TXU Electric Delivery segment and Corporate operations.

TXU Energy Holdings Segment

The TXU Energy Holdings segment of TXU Corp. includes the results of TXU DevCo, the recently formed competitive power generation development business, a lease trust holding certain combustion turbines and TXU Energy Company LLC. TXU Energy Company LLC is the competitive business of TXU Corp. that consists primarily of electricity generation (TXU Power), wholesale energy markets activities (TXU Wholesale) and retail consumer and business markets activities (TXU Energy). Wholesale commercial operations and commodity risk management are effectively managed as one business through TXU Wholesale, which manages the natural hedge inherent between TXU Energy and TXU Power. TXU Power, TXU Wholesale and TXU Energy conduct their operations through separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market. TXU DevCo is not a subsidiary of TXU Energy Company LLC.

The financial performance of the TXU Energy Holdings segment reflects the ongoing successful implementation of the TXU Operating System, other performance improvement initiatives launched as part of the company’s three-year restructuring program, and the impact of the long-term hedging program initiated in October 2005, partially dampened by the effects of lower than expected customer usage levels. In the third quarter 2006, the TXU Energy Holdings segment reported income from continuing operations of $900 million, $1.93 per share, versus $459 million, $0.94 per share for the third quarter 2005. As shown in Appendix Table A1, there were no special items for third quarter 2006 compared to charges of $2 million for third quarter 2005. Third quarter 2006 operational earnings were $1.93 per share as compared to $0.94 per share for third quarter 2005. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $0.90 per share.

For year-to-date 2006, the TXU Energy Holdings segment reported income from continuing operations of $1,879 million, $4.01 per share, versus $1,007 million, $2.07 per share for year-to-date 2005. As shown in Appendix Table A2, special charges for year-to-date 2006 were $244 million, $0.51 per share, as compared to special charges of $6 million, $0.01 per share for year-to-date 2005. Year-to-date 2006 operational earnings were $4.53 per share, as compared to $2.08 per share for year-to-date 2005. Excluding the effect of lower average shares outstanding, the TXU Energy Holdings segment operational earnings improved by $2.28 per share over year-to-date 2005.

Table 10 below reconciles the change in operational earnings from 2005 to 2006 for the third quarter and year-to-date periods. Third quarter and year-to-date 2006 improved $439 million, $0.99 per share, and $1,110 million, $2.45 per share respectively, primarily as a result of improved contribution margin.

Table 10: TXU Energy Holdings Segment –– operational earnings reconciliation

Q3 05 to Q3 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	461	0.94	1,013	2.08
Contribution margin	641	1.31	1,617	3.32
Operating costs	10	0.02	41	0.08
Depreciation and amortization	(4)	(0.01)	(18)	(0.04)
SG&A	(13)	(0.03)	(35)	(0.07)
Franchise and revenue based taxes	(4)	(0.01)	(7)	(0.01)
Other income and deductions	(23)	(0.04)	(20)	(0.04)
Net interest	33	0.07	66	0.14
Income taxes	(201)	(0.41)	(534)	(1.10)
Effect of reduced shares	—	0.09	—	0.17
06 operational earnings	900	1.93	2,123	4.53

The $641 million increase in contribution margin for third quarter 2006 versus the comparable 2005 period reflects the regulatory-approved price-to-beat increase implemented in October 2005 and January 2006, the net unrealized hedge ineffectiveness and mark-to-market gains on the long-term hedging program mentioned above, and record nuclear and coal generation plant production. These effects were partially offset by a decrease in retail sales volumes due to customer attrition and reduced average residential and small business customer usage, and higher purchased power prices. Wholesale electricity revenues for third quarter 2006 decreased $311 million from third quarter 2005. The change reflected the reporting of wholesale power trading activity on a net basis9, partially offset by the effect of higher wholesale prices.

[9]	Prior to January 1, 2006, all wholesale power purchases and sales scheduled with ERCOT for delivery were reported gross in the income statement and “booked-out” sales and purchases were reported net. Subsequent to an internal reorganization of TXU Wholesale, contracts that are now separately managed as a trading book and scheduled for physical delivery are reported net upon settlement in accordance with existing accounting rules. All transactions reported net, including “booked-out” contracts, are reported as a component of revenues. Third quarter and year-to-date 2006 gross revenues from power trading activities totaled approximately $384 million and $1,026 million, respectively.

Appendix Tables E and F provide a summary of the TXU Energy Holdings segment generation and supply costs and operating statistics. Results for third quarter 2006 reflect the highest-ever production levels for the company’s nuclear and coal power plants and lower fuel and purchased power volumes. During the quarter, the nuclear units achieved an average capacity factor of 101 percent; the lignite coal units achieved an average capacity factor of 96 percent. Total baseload production for year-to-date 2006 also exceeded the previous record. An increase in the average cost of fuel and purchased power for third quarter and year-to-date 2006 compared to the same 2005 periods was primarily due to increased power prices.

In spite of warmer weather, average customer usage levels declined as customers implemented efficiency measures in response to prices and warmer weather. The net effect of warmer weather and reduced usage resulted in an increase in margins of approximately $0.03 per share for the quarter and an estimated decrease of $0.03 per share year-to-date, after tax, compared to the prior-year period and a reduction in margins of approximately $0.01 per share for the quarter and $0.06 per share year-to-date, after tax, compared to normal. The year-over-year change reflects the approximate $30 million (pre-tax) of margin lost in the third quarter 2005 as a result of relatively high spot wholesale market power prices at the time the added load from warmer than normal weather was served. Margins also improved as a result of improved customer mix. Appendix Tables B and E provide details of operating revenues and total fuel and purchased power costs and delivery fees for the TXU Energy Holdings segment for third quarter 2006 compared to the prior year period.

The decrease in operating costs of $10 million, $0.02 per share, primarily reflects lower maintenance expenses due to generation plant projects timing, and benefits of cost reduction initiatives. SG&A expenses for the third quarter 2006 increased $13 million, $0.03 per share, primarily associated with the power generation development program, higher bad debt expense, and higher fees associated with the sale of accounts receivable program due to higher interest rates. Bad debt expense for the quarter was up $5 million from third quarter 2005, reflecting higher retail revenues and accounts receivable balances due to increased prices and a short-term curtailment of collection activities for low-income customers. Other income and deductions decreased $23 million, $0.04 per share, primarily resulting from amounts recorded in 2005 for a gain on the sale of equipment and an insurance recovery claim related to replacement power. The $33 million, $0.07 per share, decrease in net interest expense reflects increased interest income from affiliates due to increased advances and higher interest rates.

The major drivers of year-to-date 2006 results were substantially the same as for third quarter 2006.

As discussed in the highlights section above, during October 2006, TXU Energy expanded its product offerings through the “Pick Your Plan initiative and announced a four-part strategy in preparation of the pending transition to full competition in the Texas marketplace. This strategy is designed to provide customers greater savings, peace of mind, flexibility and price certainty.

TXU Energy’s focus is on providing superior service and options to customers while achieving indicative long-term residential net margins of five to 10 percent – comparable to margins achieved by retailers in other industries, many of which face significantly less input cost volatility. To accomplish these objectives, TXU Energy has a range of offerings for customers in its native market to meet the needs of customers and increase retention. Many of the offerings have a minimum term commitment in exchange for various pricing plan features or renewable content. The objective is to offer plans that more directly meet the needs of customers since the price-to-beat is set to expire on December 31, 2006. The various plans have features that include price certainty, prices indexed to natural gas, renewable energy, and time of use options. TXU Energy has over nine service plan alternatives on the market, far more than the other ERCOT incumbents offer in their home service territories. These new plans have received a favorable response from customers. In areas outside the native market, TXU Energy is pursuing customers through a multi-channel approach using both savings and dependable customer service messaging to achieve acquisition goals and an indicative long-term net margin of five to 10 percent. TXU Energy increased its number of customers in those markets by over 15 percent since the third quarter 2005.

Appendix Table C provides TXU Energy sales volume statistics. For third quarter 2006, the 8.8 percent decrease in retail sales volumes as compared to the same 2005 period was driven by a 10.6 percent decline in mass market (residential and small business) volumes. Sales volumes for third quarter 2006 also reflect a 2.2 percent decrease in large business sales volumes as compared to third quarter 2005. The decline in total mass market sales reflects lower mass market customer levels in TXU Energy’s native market due to both competitive activity and lower average sales, in spite of warmer weather. Lower average sales reflect the effect of customer efficiency measures, offset in part by improvements in customer mix. This decline in the traditional home service territory was partially mitigated by increased customer levels outside TXU Energy’s native market. Year-to-date 2006 retail sales volumes decreased 11.0 percent compared to the same 2005 period, primarily due to a 14.6 percent decline in large business market volumes. Sales volumes for year-to-date 2006 also reflect a 9.7 percent decrease in mass market (residential and small business) sales as compared to third quarter 2005.

Customer statistics for 2006 and 2005 are shown in Appendix Table D. The net retail customer year-to-date attrition rate declined to 4.3 percent during third quarter 2006 as compared to 7.2 percent in third quarter 2005. For the twelve months ended September 30, 2006, the net retail customer attrition rate was 5.5 percent as compared to 9.0 percent for the prior year period, primarily reflecting competitive activity during 2005. A number of factors contributed to the lower churn in third quarter 2006, including smaller discounts being offered by competitors in late 2005 and early 2006 and ongoing volatility in natural gas and power prices. Year-to-date attrition was also impacted by the wide range of product offerings with price certainty and savings launched by TXU Energy, as discussed above.

Risk Management Update

Pursuant to its risk management and hedging strategy, particularly in relation to commodity price exposure in its TXU Energy Holdings segment, TXU focuses on maintaining strong credit metrics and its complementary generation and retail businesses to manage its commodity price exposure. This approach considers the residential and business load, at current forward commodity price ranges, to represent a near-term hedge to baseload generation that will be supplemented by market transactions to manage the company’s exposure to changes in natural gas prices. In total, TXU has sold approximately 1.5 billion MMBtu of natural gas at fixed price levels over the 2007 to 2012 period. This long-term hedging program enables TXU to increase the certainty of its cash flows at a time when it is undertaking a significant investment program in the new power generation units and electric delivery network.

While the use of market transactions can be effective in hedging the economic value of the portfolio, it may create period to period variations in reported earnings. Because of the strong correlation of ERCOT power prices to natural gas prices, TXU has entered into forward natural gas sales transactions to hedge its power positions in ERCOT; the majority of these transactions are being accounted for as cash flow hedges. Based on the current size of the long-term natural gas hedging program, a parallel 0.1 MMBtu/MWh change in market heat rate across each year of the hedging program could cause up to an estimated $105 million to $140 million in cash flow hedge ineffectiveness pre-tax gains or losses in the period of such change. The other transactions in the hedging program are accounted for on a mark-to-market basis and could, with a parallel $1.00/MMBtu move in gas prices, cause an estimated $250 million of unrealized mark-to-market pre-tax gains or losses. During the quarter, the forward value of the company’s fourth quarter 2006 to 2012 natural gas hedges increased by approximately $800 million, reflecting changes in forward commodity prices. Movements in forward markets, primarily heat rates, during the third quarter 2006 resulted in net unrealized ineffectiveness pre-tax gains of $153 million related to the long-term hedging program. Net unrealized hedge ineffectiveness pre-tax gains related to the long-term hedging program totaled $272 million year-to-date.

The company actively manages its natural gas and heat rate exposure and may adjust both natural gas and heat rate positions in response to estimated generation production, customer churn and usage, wholesale market transactions, commodity market changes, risk management strategy and policy revisions, and other factors.

TXU Electric Delivery Segment

The TXU Electric Delivery segment consists of TXU Electric Delivery Company, TXU Corp.’s regulated electric transmission and distribution business. TXU Electric Delivery is the sixth largest electric delivery company in the nation, delivering electricity to three million distribution points of delivery across a network of over 14,000 miles of transmission lines and 100,000 miles of distribution lines in the economically diverse North Central, East and West Texas. The North American Electric Reliability Council estimates approximately 2.3 percent annual demand growth in the North Texas service area over the next 5 years.

The TXU Electric Delivery segment reported income of $131 million, $0.28 per share, for third quarter 2006. For third quarter 2005, reported net income was $145 million, $0.30 per share. In third quarter and year-to-date 2006 there were special items of $3 million in expenses as compared to $1 million in expenses for third quarter and year-to-date 2005. Segment operational earnings for the quarter were $0.29 per share as compared to $0.30 per share for third quarter 2005.

For year-to-date 2006, the TXU Electric Delivery segment reported income of $282 million, $0.60 per share, compared to $302 million, $0.62 per share, for the same period in 2005. TXU Electric Delivery segment operational earnings for year-to-date 2006 were $0.01 per share lower compared to year-to-date 2005, $0.04 per share lower excluding the effect of reduced average shares outstanding.

Table 11 below reconciles the factors in operational earnings from 2005 to 2006.

Table 11: TXU Electric Delivery Segment –– operational earnings reconciliation

Q3 05 to Q3 06 and YTD 05 to YTD 06; $ millions and $ per share

Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
05 operational earnings	146	0.30	303	0.62
Contribution margin	2	—	54	0.11
Operating costs	(2)	—	(23)	(0.05)
Depreciation and amortization	(6)	(0.01)	(25)	(0.05)
SG&A	5	0.01	2	—
Franchise and revenue based taxes	(6)	(0.01)	(10)	(0.02)
Other income and deductions	(4)	(0.01)	(3)	(0.01)
Net interest	(8)	(0.02)	(11)	(0.02)
Income taxes	6	0.01	(2)	—
Effect of reduced shares	—	0.02	—	0.03
06 operational earnings	133	0.29	285	0.61

Third quarter 2006 operational earnings performance for the TXU Electric Delivery segment included an increase of $2 million in contribution margin (revenues) primarily due to transmission-related rate increases approved in 2005 and 2006, warmer weather, and growth in points of delivery. These increases were substantially offset by decreased average usage, primarily due to customer efficiency measures. The net effect of weather and reduced average usage was a reduction in margins of an estimated $0.01 per share, after tax, as compared to the prior-year period and was an increase in margins of less than a penny, after tax, compared to normal. Third quarter 2006 franchise and revenue based taxes increased primarily due to higher sales volumes in the period to which the tax applies and were also impacted by the rate settlement with cities; other income and deductions increased primarily due to the rate settlement with cities; and net interest expense increased primarily due to higher average borrowings and interest rates. These factors were somewhat offset by a reduction in SG&A expenses.

The major drivers of year-to-date 2006 results were substantially the same as for third quarter 2006. The effects of warmer weather net of the decline in average usage resulted in an increase in margins of approximately $0.01 per share, after tax, as compared to the prior-year period and less than $0.01 per share, after tax, compared to normal.

TXU Electric Delivery’s future results are expected to continue to be impacted by the effects of the January 2006 rate settlement with certain cities served by the company. This rate settlement is expected to result in incremental expenses of approximately $70 million, recognized almost entirely over the period from May 2006 through June 2008.

Appendix Tables I through K summarize the details of the operating revenues and operating statistics for the TXU Electric Delivery segment for third quarter and year-to-date 2006 and 2005.

Corporate

Corporate consists of TXU Corp.’s remaining non-segment operations, primarily discontinued operations, general corporate expenses, and interest on debt at the corporate level.

For third quarter 2006, the loss from continuing operations for Corporate was $47 million, $0.10 per share, as compared to a third quarter 2005 loss of $33 million, $0.07 per share. Adjusting for $10 million of income from special items in 2006, third quarter 2006 operational results were a loss of $56 million, $0.12 per share compared to a loss of $33 million, $0.07 per share in third quarter 2005. Net interest expense for third quarter 2006 increased $33 million, $0.06 per share, due to higher average outstanding borrowings and higher interest rates.

Year-to-date 2006 loss from continuing operations for Corporate was $165 million, $0.35 per share. For the comparable period in 2005, income from continuing operations for Corporate was $41 million after preference stock dividends, but represented a loss of $0.94 per share, reflecting the $1.02 per share effect of the dilution adjustment related to the true-up for the accelerated share repurchase program. Adjusting for special items of a credit of $11 million, year-to-date 2006 operational results were a loss of $176 million, $0.38 per share compared to a loss of $116 million, $0.23 per share, for year-to-date 2005.

Excluding the effect of reduced shares, year-to-date 2006 Corporate expenses increased by $0.12 per share from the prior-year period, primarily due to increased net interest expense.

2006 Outlook Affirmed

TXU Corp.’s outlook for operational earnings for 2006 remains $5.50 to $5.75 per share of common stock. This outlook excludes the impact of net unrealized hedge ineffectiveness and mark-to-market gains and losses associated with the company’s long-term hedging program.

Additional Information

Additional information, including consolidating income statements, consolidating balance sheets, consolidated cash flow, and legal and regulatory summaries, can be obtained under the report heading “TXU Q3 2006 Earnings Results” at www.txucorp.com/investres/default.aspx.

* * *

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.2 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fired generation capacity. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Wholesale and its affiliate, TXU Renew, are the largest purchasers of wind-generated electricity in Texas and fifth largest in the United States. In addition, TXU Power Development Company and its affiliates are involved in a power generation development program in Texas and are evaluating opportunities for additional development outside of Texas. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that complements the competitive operations, using superior asset management skills to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the company’s SEC filings. Specifically, the company makes reference to the section entitled “Risk Factors” in its annual and quarterly reports, particularly the risk factor relating to its power generation development program in Texas. In addition to the risks and uncertainties set forth in the company’s SEC filings, the forward-looking statements in this release could be affected by actions of rating agencies, the ability of the company to attract and retain profitable customers, changes in demand for electricity, the impact of weather, changes in wholesale electricity prices or energy commodity prices, the company’s ability to hedge against changes in commodity prices and market heat rates, the company’s ability to fund certain investments described herein, delays in approval of, or failure to obtain, air and other environmental permits and the ability of the company to resolve the consent decree issue regarding the new Sandow 5 unit, changes in competitive market rules, changes in environmental laws or regulations, changes in electric generation and emissions control technologies, changes in projected demand for electricity, the ability of the company and its contractors to attract and retain skilled labor, at projected rates, for planning and building new generating units, changes in the cost and availability of materials necessary for the planned new generation units, the ability of the company to negotiate and finalize engineering, procurement and construction contracts for its reference plants in a timely manner and at projected costs, the ability of the company to manage the significant construction program to a timely conclusion with limited cost overruns, the ability of the company to implement the initiatives that are part of its performance improvement program and growth strategy and the terms under which the company executes those initiatives, and the decisions made and actions taken as a result of the company’s financial and growth strategies, and with respect to the InfrastruX Energy joint venture, the amount of time the PUC takes to review the transaction and the results of the review.

-END-

Investor Relations:			Media:
Tim Hogan	Bill Huber	Steve Oakley	Lisa Singleton
214-812-4641	214-812-2480	214-812-2220	214-812-5049

Appendix Tables

Table A1: Description of special items

Q3 06 and Q3 05; $ millions and $ per share after tax

Special Item	Income Statement Line	Q3 06	Q3 06	Q3 06 Cash	Q3 06 Non-Cash	Q3 05	Q3 05
TXU Energy Holdings segment:
Outsourcing/transition costs	Other	—	—	—	—	2	—
TXU Electric Delivery segment:
Transition costs	Other	3	0.01	3	—	1	—
Corporate and other:
Litigation settlement benefit	Other	(10)	(0.02)	—	(10)	—	—
Total		(7)	(0.01)	3	(10)	3	—

Table A2: Description of special items

YTD 06 and YTD 05; $ millions and $ per share after tax

Special Item	Income Statement Line	YTD 06	YTD 06	YTD 06 Cash	YTD 06 Non-Cash[10]	YTD 05	YTD 05
TXU Energy Holdings segment:
“Day one” loss on hedges	Revenues	71	0.15	—	71	—	—
Gas plants impairment[11]	Other	131	0.27		131
Texas margin tax	Income tax	42	0.09	—	42	—	—
Outsourcing/transition costs	Other	—	—	—	—	6	0.01
TXU Electric Delivery segment:
Transition costs	Other	3	0.01	3	—	1	—
Corporate and other:
Litigation settlement benefit	Other income	(10)	(0.02)	—	(10)	(23)	(0.05)
Texas margin tax	Income tax	(1)	—	—	(1)	—	—
Professional fees	SG&A	—	—	—	—	3	0.01
Outsourcing/transition costs	Other	—	—	—	—	1	—
Income tax benefit	Income tax	—	—	—	—	(138)	(0.28)
Total		236	0.50	3	233	(150)	(0.31)

[10]	While these items are reflected in earnings for the current period, the cash impact, if any, will be realized in future periods. These items are considered non-cash for the current period.
[11]	Includes approximately $2 million related to the write-off of natural gas-fired generation plant inventories.

Appendix Table B: TXU Energy Holdings Segment –– operating revenues

Q3 06 vs. Q3 05 and YTD 06 vs. YTD 05; $ millions and mixed measures

Operating Revenue Component	Q3 06	Q3 05	% Change	YTD 06	YTD 05	% Change
Retail electricity revenues:
Native market:
Residential	1,333	1,208	10.3	3,086	2,682	15.1
Small business	357	333	7.2	923	831	11.1
Total native market	1,690	1,541	9.7	4,009	3,513	14.1
Other markets:
Residential	194	153	26.8	442	309	43.0
Small business	25	24	4.2	61	51	19.6
Total other markets	219	177	23.7	503	360	39.7
Large business	375	347	8.1	1,031	1,006	2.5
Total retail electricity revenues	2,284	2,065	10.6	5,543	4,879	13.6
Wholesale electricity revenues[12]	648	959	(32.4)	1,629	2,091	(22.1)
Risk management and trading activities:[13]
Net realized gains (losses) on settled positions	(67)	(11)	—	(153)	(35)	—
Reversal of prior net unrealized (gains)/losses	(21)	3	—	1	(20)	—
Other net unrealized gains	206	(108)	—	213	(67)	—
Net risk management and trading activities	118	(116)	—	61	(122)	—
Other revenues	98	86	14.0	273	243	12.3
Total operating revenues	3,148	2,994	5.1	7,506	7,091	5.9
Average revenue ($/MWh):
Residential	151.45	121.81	24.3	148.44	114.71	29.4
Small business	145.66	117.37	24.1	146.44	115.09	27.2
Large business	95.83	86.61	10.6	96.29	80.20	20.1
Average wires charge ($/MWh)	24.75	23.60	4.9	25.60	23.81	7.5

[12]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.
[13]	Amounts in 2006 include unrealized net gains of $185 million in the third quarter and $300 million year-to-date from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program. Year-to-date also includes a $109 million unrealized “day one” loss recorded in the second quarter of 2006 related to a series of positions in the long-term hedging program entered into at below-market prices.

Appendix Table C: TXU Energy Holdings Segment –– retail and wholesale sales

Q3 06 vs. Q3 05 and YTD 06 vs. YTD 05; Mixed measures

Volume Component	Q3 06	Q3 05	% Change	YTD 06	YTD 05	% Change
Retail electricity sales volumes (GWh):
Native market:
Residential	8,838	9,965	(11.3)	20,896	23,382	(10.6)
Small business	2,408	2,801	(14.0)	6,203	7,124	(12.9)
Total native market	11,246	12,766	(11.9)	27,099	30,506	(11.2)
Other markets:
Residential	1,245	1,215	2.5	2,874	2,701	6.4
Small business	213	233	(8.6)	513	537	(4.5)
Total other markets	1,458	1,448	0.7	3,387	3,238	4.6
Large business	3,918	4,006	(2.2)	10,703	12,540	(14.6)
Total retail electricity sales volumes	16,622	18,220	(8.8)	41,189	46,284	(11.0)
Wholesale electricity sales[14]	10,268	15,679	(34.5)	27,138	40,504	(33.0)
Total electricity sales volumes	26,890	33,899	(20.7)	68,327	86,788	(21.3)
Average KWh/customer:[15]
Residential	5,244	5,500	(4.7)	12,235	12,563	(2.6)
Small business	9,501	10,247	(7.3)	23,926	25,241	(5.2)
Large business	81,369	71,972	13.1	210,515	192,090	9.6
Weather – percent of normal:[16]
Cooling degree days	109.0	106.2		118.5	104.5

[14]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006. Includes volumes related to ERCOT balancing of 103 gigawatt-hours (GWh) of net sales volumes in third quarter 2006, 1,910 GWh of net sales volumes in third quarter 2005, and 1,268 GWh and 3,923 GWh of net sales volumes in year-to-date 2006 and 2005, respectively.
[15]	Based upon the average of the period beginning and ending customers.
[16]	Average for service territory is based on a 50 percent—Dallas/Fort Worth, 25 percent—Mineral Wells and 25 percent Waco weighting. Weather data is obtained from WeatherBank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).

Appendix Table D: TXU Energy Holdings Segment –– retail customer counts

Q3 06 vs. Q4 05 and Q3 06 vs. Q3 05; End of period, thousands, # of meters

Customer Component	Q3 06	Q4 05	9 Month % Change	Q3 05	12 Month % Change
Retail electricity customers:
Native market:
Residential	1,670	1,769	(5.6)	1,804	(7.4)
Small business	265	281	(5.7)	285	(7.0)
Total native market	1,935	2,050	(5.6)	2,089	(7.4)
Other markets:
Residential	234	213	9.9	203	15.3
Small business	8	7	14.3	7	14.3
Total other markets	242	220	10.0	210	15.2
Large business	47	55	(14.5)	55	(14.5)
Total retail electricity customers	2,224	2,325	(4.3)	2,354	(5.5)
Estimated share of market[17] (%):
Native market:
Residential	67	72	(6.9)	74	(9.5)
Small business	67	71	(5.6)	73	(8.2)
Total ERCOT:
Residential	37	39	(5.1)	40	(7.5)
Small business	27	29	(6.9)	30	(10.0)
Large business	16	20	(20.0)	19	(15.8)

Appendix Table E: TXU Energy Holdings Segment –– fuel, purchased power costs and delivery fees

Q3 06 vs. Q3 05 and YTD 06 vs. YTD 05; $ millions

Cost Component	Q3 06	Q3 05	% Change	YTD 06	YTD 05	% Change
Nuclear fuel	22	21	4.8	65	60	8.3
Lignite/coal	124	121	2.5	353	354	(0.3)
Total baseload fuel	146	142	2.8	418	414	1.0
Gas/oil fuel and purchased power costs	740	1,194	(38.0)	1,429	2,446	(41.6)
Other costs	47	64	(26.6)	169	197	(14.2)
Fuel and purchased power costs[18]	933	1,400	(33.4)	2,016	3,057	(34.1)
Delivery fees	415	435	(4.6)	1,065	1,116	(4.6)
Fuel and purchased power costs and delivery fees	1,348	1,835	(26.5)	3,081	4,173	(26.2)

[17]	End of period. Estimated market share is based on the estimated number of customers (meters) in the native market and the estimated number of customers (meters) in ERCOT that have choice.
[18]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.

Appendix Table F: TXU Energy Holdings Segment –– generation and supply statistics

Q3 06 vs. Q3 05 and YTD 06 vs. YTD 05; Mixed measures

Generation and Supply Statistic	Q3 06	Q3 05	% Change	YTD 06	YTD 05	% Change
Production and purchased power (GWh):
Nuclear (baseload)	5,115	5,099	0.3	15,292	14,146	8.1
Lignite/coal (baseload)	11,886	11,597	2.5	32,804	32,722	0.3
Total baseload generation	17,001	16,696	1.8	48,096	46,868	2.6
Gas/oil generation	1,948	1,682	15.8	3,487	2,947	18.3
Purchased power[19]	8,641	15,798	(45.3)	18,258	38,397	(52.4)
Total energy supply	27,590	34,176	(19.3)	69,841	88,212	(20.8)
Less line loss and power imbalances	700	277	—	1,514	1,424	6.3
Net energy supply volumes	26,890	33,899	(20.7)	68,327	86,788	(21.3)
Baseload capacity factors (%):
Nuclear	101.2	100.8	0.4	102.0	94.2	8.3
Lignite/coal	95.8	93.2	2.8	89.5	89.3	0.2
Total baseload	97.3	95.3	2.1	93.1	90.7	2.6
Adjusted baseload capacity factors[20] (%):
Nuclear	101.2	100.8	0.4	102.0	100.8	1.5
Lignite/coal	98.2	94.9	(3.5)	96.9	95.7	0.1
Total baseload	99.1	96.6	(2.6)	98.3	97.1	0.6

Appendix Table G: TXU Energy Holdings Segment –– maturity dates of unrealized net commodity contract assets (liabilities)

9/30/06; $ millions unless otherwise noted

Source of Fair Value	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Prices actively quoted	13	18	7	(2)	36
Prices provided by other external sources	(65)	7	(93)	(7)	(158)
Prices based on models	43	29	—	—	72
Total	(9)	54	(86)	(9)	(50)
Percentage of total fair value	18	(108)	172	18	100

Appendix Table H: TXU Energy Holdings Segment –– changes in commodity contract assets and liabilities

YTD 06; $ millions

Change Component	Impact
Net commodity contract liability – beginning of period	(56)
Settlements of positions included in the opening balance[21]	1
Unrealized mark-to-market valuations of positions held — end of period[22]	(88)
Other activity[23]	(16)
Net commodity contract liability — end of period	(159)

[19]	Adjusted for the change in reporting of trading activities in 2006 and ERCOT balancing transactions for 2005 and 2006.
[20]	Excludes planned outages and economic back-down.
[21]	Represents reversals of unrealized mark-to-market valuations of these positions recognized in earnings prior to the beginning of the period, to offset realized gains and losses upon settlement.
[22]	Includes a $109 million charge for a “day one” loss recorded in the second quarter of 2006 related to a series of commodity price hedge transactions entered into at below-market prices.
[23]	These amounts do not arise from mark-to-market valuations. Includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received and related amortization. Activity for the period includes $24 million of natural gas received related to physical swap transactions as well as $8 million of option premium payments.

Appendix Table I: TXU Electric Delivery Segment –– operating revenues

Q3 06 vs. Q3 05 and YTD 06 vs. YTD 05; $ millions

Revenue Component	Q3 06	Q3 05	% Change	YTD 06	YTD 05	% Change
Electricity transmission and distribution:
Affiliated (TXU Energy Holdings)	344	384	(10.4)	896	999	(10.3)
Nonaffiliated	364	322	13.0	978	821	19.1
Total	708	706	0.3	1,874	1,820	3.0

Appendix Table J: TXU Electric Delivery Segment –– operating statistics

Q3 06 vs. Q3 05; Mixed measures

Operating Statistic	Q3 06	Q3 05	% Change
Volumes – Electricity distribution (GWh)	33,105	34,028	(2.7)
Electricity distribution points of delivery – number of meters (in thousands)[24]	3,051	3,009	1.4
System Average Interruption Duration Index (SAIDI) (non-storm)[25]	78.29	78.01	0.4
System Average Interruption Frequency Index (SAIFI) (non-storm)[25]	1.16	1.19	(2.5)
Customer Average Interruption Duration Index (CAIDI) (non-storm)[25]	67.31	65.45	2.8

Appendix Table K: TXU Electric Delivery Segment –– operating statistics

YTD 06 vs. YTD 05; Mixed measure

Operating Statistic	YTD 06	YTD 05	% Change
Volumes – Electricity distribution (GWh)	83,480	82,935	0.7

Appendix Table L: Details of discontinued operations

Q3 06, Q3 05, YTD 06 and YTD 05; $ millions and $ per share after tax

Discontinued Operation	Q3 06	Q3 06	Q3 05	Q3 05	YTD 06	YTD 06	YTD 05	YTD 05
TXU Energy Holdings segment	—	—	(2)	—	—	—	(6)	(0.01)
TXU Australia	—	—	5	0.01	—	—	6	0.01
TXU Gas	—	—	(8)	(0.02)	60	0.13	7	0.01
TXU Corporate	20	0.04	(1)	—	21	0.04	(1)	—
Total income (loss)	20	0.04	(6)	(0.01)	81	0.17	6	0.01

[24]	Includes lighting sites, principally guard lights, for which TXU Energy Retail is the REP, which are not included in TXU Energy Retail’s customer count. Such sites totaled 83,068 and 87,326 at September 30, 2006 and 2005, respectively. Adjusting for the guard lights, which have minimal value, points of delivery increased 1.6 percent.
[25]	SAIDI is the number of minutes in a year the average customer is out of electric service. SAIFI is the number of times in a year the average customer experiences an interruption to electric service. CAIDI is the duration in minutes of the average interruption to electric service for those customers experiencing an outage.

Attachment 1: Financial Definitions

Cash Interest Expense (non-GAAP): Interest expense and related charges less amortization of discount and reacquired debt expense plus capitalized interest. Cash interest expense is a measure used by TXU to assess credit quality.

Contribution Margin: Operating revenues (GAAP) less fuel and purchased power costs and delivery fees (GAAP).

Debt/EBITDA (non-GAAP): Total debt less transition bonds and debt-related restricted cash divided by EBITDA. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. Debt/EBITDA is a measure used by TXU to assess credit quality.

EBIT (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax and special items. EBIT is a measure used by TXU to assess performance.

EBITDA (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.

EBITDA/Interest (non-GAAP): EBITDA divided by cash interest expense is a measure used by TXU to assess credit quality.

Free Cash Flow (non-GAAP): Cash provided by operating activities less capital expenditures and nuclear fuel. Used by TXU predominantly as a forecasting tool to estimate cash available for dividends, debt reduction, and other investments.

Income from Continuing Operations per Share (GAAP): Per share (diluted) income from continuing operations before extraordinary gain and preference stock dividends.

Operational Earnings (non-GAAP): Income from continuing operations net of preference stock dividends and excluding special items. Beginning in the fourth quarter of 2006, TXU will also adjust operational earnings for all periods to exclude all effects of recording unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program because management believes such presentation will more appropriately reflect the ongoing earnings of the business. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Operational Earnings Per Share (a non-GAAP measure): is defined as per share (diluted) operational earnings. TXU forecasts earnings on such operational earnings basis and is unable to reconcile forecasted operational earnings to a GAAP financial measure because forecasts of special items and material non-recurring items or ineffectiveness or market-to-market gains or losses on its long term hedging program are not practical. TXU relies on operational earnings per share for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Reported Earnings per Share (GAAP): Per share (diluted) net income available to common shareholders.

Return on Average Common Stock Equity Based on Net Income (GAAP): Twelve months ended net income available to common shareholders (GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated.

Return on Average Common Stock Equity Based on Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Net Income (non-GAAP): Twelve months ended net income (GAAP), plus after-tax interest expense and related charges net of interest income on restricted cash related to debt divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Return on Average Invested Capital Based on Adjusted Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP), plus preference stock dividends, plus after-tax interest expense and related charges net of interest income on restricted cash related to debt, divided by the average of the beginning and ending total capitalization, less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.

Special Items (non-GAAP): Unusual charges related to the implementation of the performance improvement program and other charges, credits or gains that are unusual or nonrecurring. Special items are included in reported GAAP earnings, but are excluded from operational earnings.

Total Capitalization (non-GAAP): Total debt plus common stock equity. This measure is used to evaluate operational performance and management effectiveness.

Total Debt (GAAP): Long-term debt (including current portion), plus bank loans and commercial paper, plus long-term debt held by subsidiary trusts and preferred securities of subsidiaries.

Total Debt less Transition Bonds and Debt-Related Restricted Cash (non-GAAP): TXU also uses a total debt measure that excludes transition bonds and debt-related restricted cash. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. TXU uses this measure to evaluate its debt and capitalization levels.

Exhibits: Regulation G – Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Exhibit 1: Return on average common stock equity calculation

Twelve months ended 9/30/06 and 9/30/05; $ millions unless otherwise noted

Component	9/30/06	9/30/05	Ref
Net income available to common shareholders	2,433	731	A
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	2,411	1,019
Special items	235	380
Preference stock dividends	—	(15)
Operational earnings	2,646	1,384	B
Average common equity	1,260	2,622	C
Return on average common stock equity – based on net income (A/C) (%)	193.1	27.9
Return on average common stock equity – based on operational earnings (B/C) (%)	210.0	52.8

Exhibit 2: Return on average invested capital calculation

Twelve months ended 9/30/06 and 9/30/05; $ millions unless otherwise noted

Component	9/30/06	9/30/05	Ref
Net income	2,433	746
After-tax interest expense and related charges net of interest income (a)	525	469
Total return (based on net income)	2,958	1,215	A
Operational earnings	2,646	1,384
Preference stock dividends	—	15
After-tax interest expense and related charges net of interest income (a)	525	469
Total return (based on operational earnings)	3,171	1,868	B
Average total capitalization	14,006	15,370	C
Return on average invested capital – based on adjusted net income (A/C) (%)	21.1	7.9
Return on average invested capital – based on adjusted operational earnings (B/C) (%)	22.6	12.2

(a) After-tax interest expense and related charges net of interest income
Interest expense	851	765
Interest income	(43)	(43)
Net	808	722
Tax at 35%	283	253
Net of tax	525	469

Exhibit 3: Interest and debt coverage ratios

Twelve months ended 9/30/06 and 9/30/05; $ millions unless otherwise noted

Component	9/30/06	9/30/05	Ref
Cash provided by operating activities	4,783	2,518	A
Reconciling adjustments from cash flow statement	2,372	1,499	B
Income from continuing operations before extraordinary gain and cumulative effect of changes in accounting principles	2,411	1,019
Income tax expense	1,227	392
Interest expense and related charges	851	765
Interest income	(43)	(43)
Depreciation and amortization	824	761
EBITDA	5,270	2,893
Special items	299	635
EBITDA (excluding special items)	5,569	3,528	C
Interest expense and related charges	851	765
Amortization of discount and reacquired debt expense	(17)	(20)
Capitalized interest	31	17
Cash interest expense	865	762	D
Total debt	12,381	13,110	E
Transition bonds	(1,105)	(1,197)
Debt-related restricted cash	(101)	—
Total debt less transition bonds	11,175	11,913	F
EBITDA/interest (C/D)	6.4	4.6
Debt/EBITDA (F/C)	2.0	3.4
Cash provided by operating activities+cash interest expense/cash interest expense (A+D/D)	6.5	4.3
Total debt/cash provided by operating activities – ratio (E/A)	2.6	5.2

Exhibit 4a: Consolidated –– operational earnings reconciliation

Q3 06; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	900	1.93	133	0.29	(56)	(0.12)	977	2.10
Special items	—	—	(3)	(0.01)	10	0.02	7	0.01
Rounding	—	—	1	—	(1)	—	—	—
Income (loss) from cont. operations	900	1.93	131	0.28	(47)	(0.10)	984	2.11
Discontinued operations	—	—	—	—	20	0.04	20	0.04
Net income (loss) to common	900	1.93	131	0.28	(27)	(0.06)	1,004	2.15
Average shares – diluted								466

Exhibit 4b: Consolidated –– operational earnings reconciliation

Q3 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	461	0.94	146	0.30	(33)	(0.07)	574	1.17
Special items	(2)	—	(1)	—	—	—	(3)	—
Income (loss) from cont. operations	459	0.94	145	0.30	(33)	(0.07)	571	1.17
Discontinued operations	(2)	—	—	—	(4)	(0.01)	(6)	(0.01)
Net income (loss) to common	457	0.94	145	0.30	(37)	(0.08)	565	1.16
Average shares – diluted								489

Exhibit 4c: Consolidated –– operational earnings reconciliation

YTD 06; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	2,123	4.53	285	0.61	(176)	(0.38)	2,232	4.76
Special items	(244)	(0.51)	(3)	(0.01)	11	0.02	(236)	(0.50)
Rounding	—	(0.01)	—	—	—	0.01	—	—
Income (loss) from cont. operations	1,879	4.01	282	0.60	(165)	(0.35)	1,996	4.26
Discontinued operations	—	—	—	—	81	0.17	81	0.17
Net income (loss) to common	1,879	4.01	282	0.60	(84)	(0.18)	2,077	4.43
Average shares – diluted								469

Exhibit 4d: Consolidated –– operational earnings reconciliation

YTD 05; $ millions and $ per share after tax

Factor	Energy Holdings	Energy Holdings	Electric Delivery	Electric Delivery	Corp.	Corp.	Total	Total
Operational earnings (loss)	1,013	2.08	303	0.62	(116)	(0.23)	1,200	2.47
Special items	(6)	(0.01)	(1)	—	157	0.32	150	0.31
Effect of share repurchase dilution	—	—	—	—	—	(1.02)	—	(1.02)
Rounding	—	—	—	—	—	(0.01)	—	(0.01)
Preference stock dividends	—	—	—	—	10	0.02	10	0.02
Income (loss) from cont. operations	1,007	2.07	302	0.62	51	(0.92)	1,360	1.77
Discontinued operations	(6)	(0.01)	—	—	12	0.02	6	0.01
Preference stock dividends	—	—	—	—	(10)	(0.02)	(10)	(0.02)
Net income (loss) to common	1,001	2.06	302	0.62	53	(0.92)	1,356	1.76
Average shares – diluted								487